Exhibit 10.7

Cullen/Frost Restoration
Profit Sharing Plan

Amended and Restated
Effective January 1, 2009

Contents
Article 1. Background    1
1.1 Establishment    1
1.2 Purpose    1
1.3 Application of Plan    1
1.4 Capitalized Terms    1
Article 2. Definitions and Construction    1
2.1 Definitions    1
2.2 Gender and Number; Headings    3
Article 3. Participation    3
3.1 Eligible Employees    3
3.2 Participation; Membership    3
Article 4. Contributions; Vesting; Distributions    3
4.1 Restoration Contributions    3
4.2 Vesting    4
4.3 Time of Payments    4
4.4 Withdrawals and Loans    4
4.5 Form of Payment    4
4.6 Forfeiture for Misconduct    4

Article 5. Accounts; Credited Earnings    4
5.1 Accounts    4
5.2 Crediting Restoration Contributions    5
5.3 Credited Earnings    5
5.4 Adjustment of Accounts    5
5.5 Account Balances    6
5.6 Account Statements    6

Article 6. Administration    6
6.1 Powers and Duties of Committee    6
6.2 Finality of Determination    6
6.3 Expenses    6
6.4 Indemnification    6
6.5 Insurance    7
6.6 Claims Procedure    7

Article 7. Funding of the Plan    9
7.1 Funding    9
7.2 Fund Account    9

Article 8. Amendment and Termination    9
8.1 Amendment and Termination Generally    9
8.2 Amendment and Termination Following a Change of Control    9

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Article 9. Adoption Procedure    9
9.1 Adoption Procedure    9
9.2 Withdrawal of Participating Employer    10

Article 10. Miscellaneous    10
10.1 Beneficiary Designations    10
10.2 Nonalienation    10
10.3 Effect on Other Benefit Plans    10
10.4 Employer-Employee Relationship    10
10.5 Incompetence    10
10.6 Binding on Employer, Participants and Their Successors    11
10.7 Tax Liability    11
10.8 Section 409A    11
10.9 Severability    11
10.10 Governing Law    11

Appendix A. Participating Employers Under the Plan    13

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Article 1. Background

1.1 Establishment of Plan
Cullen/Frost Bankers, Inc. (“Company”) previously established, effective as of January 1, 2002, and presently maintains the “Cullen/Frost Restoration Profit Sharing Plan” (“Plan”), an unfunded, non-elective, account-based supplemental executive retirement plan. Effective January 1, 2009, the Plan is amended and restated to amend and clarify certain Plan provisions and to comply with final regulations under Code section 409A.
1.2 Purpose
The Company maintains the “Cullen/Frost Profit Sharing Plan,” a tax-qualified defined contribution plan (“Profit Sharing Plan”) established effective as of January 1, 2002 and as amended thereafter. This Plan is maintained for the purpose of providing Eligible Employees who are Participants under the Profit Sharing Plan with supplemental retirement benefits designed to restore benefits that such Eligible Employees would be eligible to receive under the Profit Sharing Plan absent the application of the Applicable Code Restrictions. This Plan is intended to constitute a separate unfunded plan that meets the requirements of and that is classified as a plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1). This Plan is not intended to satisfy the qualification requirements of Code section 401.
1.3 Application of the Plan
The terms of this Plan are applicable only to or with respect to those Eligible Employees who are active Participants under this Plan on or after January 1, 2009.
1.4 Capitalized Terms
Capitalized terms in this Plan are defined in Article 2 or another Article of this Plan or in the Profit Sharing Plan.
Article 2. Definitions and Construction

2.1 Definitions
The following definitions, set forth in alphabetical order, are used throughout the Plan and have the meanings set forth below.

(a)
“Account” means the recordkeeping account which is maintained in the name of a Participant to account for any Restoration Contributions and Credited Earnings which may be credited to his Account from time to time.

(b)	“Affiliate” means

(1)	Any entity or organization that, together with the Company, is part of a controlled group of corporations, within the meaning of Code section 414(b);

(2)	Any trade or business that, together with the Company, is under common control, within the meaning of Code section 414(c); and

(3)	Any entity or organization that is required to be aggregated with the Company, pursuant to Code sections 414(m) or 414(o).
For purposes of this Plan, however, the term “Affiliate” shall be interpreted such that the phrase “at least 50 percent” will be substituted for the phrase “at least 80 percent” in each place that it appears in Code section 1563. Additionally, an entity shall be an Affiliate only during the period when the entity has the required relationship, under this Plan section 2.1, with the Company.

(c)	“Applicable Code Restrictions” means the compensation or contribution limitations and restrictions that are applicable under Code sections 401(a)(17) and 415.

(d)	“Beneficiary” means the person, persons or trust designated by a Participant, as provided in Plan section 10.1. Where the context dictates, the term “Beneficiary” shall also mean “Beneficiaries.”

(e)	“Change of Control” means the occurrence of any of the following:

(1)
The acquisition by any person, entity or “group” (as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) as beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company.

(2)	A change in the composition of the Board of Directors occurring within a 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(3)	The acquisition by any person, entity or “group” (as defined in section 13(d)(3) of the Exchange Act) during a 12-month period of at least 40% of the gross fair market value of the Company’s assets.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)
“Committee” means the administrative committee appointed by the Board of Directors, the Compensation and Benefits Committee, or the designee of either to administer this Plan in accordance with Article 6 of the Plan.

(h)	“Company” means Cullen/Frost Bankers, Inc., or any successor organization to the Company.

(i)	“Compensation Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company.

(j)	“Credited Earnings” means the earnings or losses credited to a Participant’s Account, as provided in Plan section 5.3.

(k)	“Disability” means a total and permanent disability within the meaning of the Social Security Act.

(l)	“Eligible Employee” means an Employee of an Employer who

(1)	Is a Participant under the Profit Sharing Plan, and

(2)	Who is designated as an “Eligible Employee” as provided in Plan section 3.1.

Each Eligible Employee in the Plan will be deemed to be a Specified Employee, as defined in Plan section 2.1(x), and, therefore, subject to the six-month payment delay following his Separation from Service absent an available exception to such six-month delay that is permissible under Code section 409A and related Treasury Regulations (e.g., Change of Control, Disability), as determined by the Committee in its sole discretion.

(m)
“Employee” means any person who is employed by the Company or Affiliate and who is classified as a common-law employee in the employment records of the Company or an Affiliate (other than a leased employee within the meaning of Code section 414(n)(2)).

(n)
“Employer” means the Company and each other Employer who is a participating Employer under the Profit Sharing Plan and who has elected to become a participating Employer under this Plan as provided in Article 9.

(o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)	“Fund Account” means the “unfunded” trust arrangement as described in Plan section 7.2.

(q)	“Incumbent Director” means a director on the Board of Directors who either is:

(1)	A Director of the Company as of January 1, 2009; or

(2)
Elected, or nominated for election, to the Board of Directors with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(r)	“Investment Fund” means any investment fund that may be maintained in the Fund Account from time to time.

(s)	“Participant” means an Eligible Employee or former Eligible Employee as described in Plan section 3.2.

(t)	“Plan” means the “Cullen/Frost Restoration Profit Sharing Plan” as set forth in this document and as the same may be amended from time to time.

(u)	“Profit Sharing Plan” means the “Cullen/Frost Profit Sharing Plan,” effective as of January 1, 2002, and as the same may thereafter be amended from time to time.

(v)	“Restoration Contributions” means the contributions described in Plan section 4.1.

(w)
“Separation from Service” means that a Participant who ceases to be an Employee or otherwise separates from the service of the Company or an Affiliate on account of the Participant’s retirement, death or other termination of employment. Whether or not a Participant has incurred a Separation from Service will be based on all surrounding relevant circumstances, including, but not limited to, the reasonable belief of both the Participant and the Company (or Affiliate) that the Participant will perform no future services for the Company or an Affiliate as an Employee. For purposes of this defined term, no Separation from Service will be deemed to have occurred if the Participant transfers employment from the Company or an Affiliate to another member of the Company’s Code section 414 controlled group. For this purpose, controlled group membership will include the Company and all Affiliates. A payment under this Plan shall be deemed to be on account of a Separation from Service if payment of the benefit is made by the end of the calendar year in which the Separation from Service occurs or, if later, within 2½ months following such Separation from Service. Additional delays in payment may be required for Participants who are Specified Employees so as to comply with the required six-month payment delay for payments made to such Specified Employees unless such six-month payment delay is not required by virtue of a permitted exception under Code section 409A and related Treasury Regulations.

(x)
“Specified Employee” means a Participant qualifying as a “key employee” for purposes of Code section 416 (determined without regard to Code section 416(i)(5)) by satisfying any one of the following conditions at any time during the 12-month period ending on each December 31 (“Identification Date”):

(1)	The Participant is among the top-paid 50 officers of the Company with annual compensation (within the meaning of Code section 415(c)(3)) in excess of $145,000 (subject to cost-of-living adjustments);

(2)	The Participant is a five-percent owner; or

(3)	The Participant is a one-percent owner and has annual compensation in excess of $150,000.

If an individual is a key employee as of an Identification Date, including an individual who acknowledges his Specified Employee status to the Company immediately prior to the date his benefit commences, the individual shall be treated as a Specified Employee for the 12-month period beginning on April 1 following the Identification Date. For the limited purpose of applying the “one-percent” and “five-percent” ownership rules, ownership is determined with respect to the entity for which the Employee provides services. The Code’s controlled and affiliated service group rules do not apply when determining a Participant’s ownership interests. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise.
For purposes of making its annual Specified Employee determination, the Company shall consider compensation treated as recognizable pay under the so-called “Code section 415 general” definition of pay.
Notwithstanding the above, the Company may (but is not required to) adopt an alternative method for identifying Specified Employees, provided such method satisfies the requirements set forth at Treasury Regulations section 1.409A-1(i)(5).

(y)
“Spouse” means with respect to a Participant, a person of the opposite sex from the Participant, who is the Participant’s husband or wife (as applicable) under applicable state law to whom the Participant has been legally married during the 12-month period immediately preceding the Participant’s date of death, if such death is earlier than the date the Participant has a Separation from Service. No individual, including an individual of the opposite sex, shall be the Spouse of a Participant on account of the fact that the individual is registered as the domestic partner of the Participant under state law, even if state law provides that the domestic partners shall have the same rights, protections, and benefits, under state law, as married persons. No individual shall be the Spouse of a Participant unless the person would be treated as the “Spouse” of the Participant under 1 USC section 7 (relating to the definition of a “spouse” for purposes of federal law, as added by the Defense of Marriage Act).

2.2 Gender and Number; Headings
Except when otherwise indicated by the context, any masculine terminology when used in this Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural. Headings of Articles and sections in the Plan are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
Article 3. Participation

3.1 Eligible Employees
The Compensation Committee shall designate the key management Employees who are to be the Eligible Employees under this Plan; provided, however, that any Employee so designated for participation under this Plan must be a Participant under the Profit Sharing Plan. The Compensation Committee may terminate the “Eligible Employee” status of any designated Participant at any time. Once an Employee has been designated as an Eligible Employee, he shall remain an Eligible Employee under the Plan unless his status has been changed by the Compensation Committee, or until the Eligible Employee incurs a Separation from Service. The Compensation Committee may establish such procedures as it deems appropriate for notifying Participants of their status as Eligible Employees under this Plan, including adherence to the Code section 409A requirement to solicit and collect elections as to the time and form of payment within 30 days of the Eligible Employee’s initial eligibility, if applicable.
3.2 Participation; Membership
An Eligible Employee described in Plan section 3.1 shall become a Participant under the Plan on the first date on which a Restoration Contribution is credited to his Account. An Eligible Employee with an Account balance under the Plan shall be a “Participant” under the Plan. In addition, an Eligible Employee who ceases to be an Eligible Employee by reason of loss of Eligible Employee status or by Separation from Service or transfer of employment to a nonparticipating Affiliate shall continue to be a Participant in the Plan so long as he has an Account balance credited to his account under the Plan.
Article 4. Contributions; Vesting; Distributions

4.1 Restoration Contributions

(a)
In General. For each Plan Year, each Employer shall determine the Restoration Contribution (if any) on behalf of each Participant employed by the Employer during the Plan Year. The Restoration Contribution for each Participant for each Plan Year shall be determined on an annual basis as of the end of the Plan Year, and such a determination shall be made at such time following the Plan Year when it is determined that a Restoration Contribution can be calculated. For purposes of determining a Restoration Contribution under this Plan section 4.1, a Participant shall only be eligible to receive a Restoration Contribution if he meets the eligibility requirements for a Contribution under the Contribution provisions of Plan section 4.2 of the Profit Sharing Plan.

(b)	Amount of Restoration Contributions. For each Plan Year, the amount of the Restoration Contribution for each Participant for the Plan Year shall be the difference between (1) and (2) below where

(1)
Is the total amount of Contributions that the Participant would be eligible to receive for the Plan Year under the provisions of Plan section 4.2 of the Profit Sharing Plan, determined without regard to the Applicable Code Restrictions, and

(2)
Is the total amount of Contributions that the Participant is actually credited with under Plan section 4.2 of the Profit Sharing Plan for the Plan Year, determined after the application of the Applicable Code Restrictions.

4.2 Vesting
The various amounts credited to a Participant’s Account under this Plan shall become vested at the same time, manner and rate as any such amounts would have become vested under the Profit Sharing Plan. All service recognized for vesting purposes under the Profit Sharing Plan shall be recognized under this Plan for purposes of determining a Participant’s vested interest in the benefits provided under this Plan. The determination of a Participant’s vested interest with respect to his Account shall be applied not only to the Restoration Contributions credited to his Account but also with respect to any attributable Credited Earnings to be credited to such Account. A Participant’s nonvested interest in his Account under this Plan shall be forfeited at the same time a forfeiture would occur under the Profit Sharing Plan.
4.3 Time of Payments
Except as otherwise provided in this Article 4 or elsewhere in the Plan, a Participant shall become eligible to receive (or have paid in the case of his death) a distribution of his vested interest in his Account under the Plan upon his Separation from Service (including a Separation from Service triggered by his death). All amounts in the Participant’s Account which have not been paid as of the Participant’s death shall be paid in a lump sum payment to his Beneficiary, without application to the otherwise applicable six-month delay specified in Plan section 2.1(x) for Specified Employees. All benefit payments shall be made on or as soon as administratively practicable after the earliest date that distributions are available under the Profit Sharing Plan. The value of the Participant’s Account for which a distribution is being made shall be determined as of the valuation on the relevant date as provided in Plan section 5.5 on which the distribution payment is being made.
4.4 Withdrawals and Loans
A Participant will not be permitted to make any withdrawals or loans from his Account under this Plan. No in-service distributions will be allowed under the Plan.
4.5 Form of Payment
All distributions with respect to a Participant’s Account shall be in the form of cash, and shall be made in a single lump sum payment form.
4.6 Forfeiture for Misconduct
Notwithstanding any other provision of the Plan, any Participant who is terminated “for cause” by the Company or an Affiliate shall forfeit any vested Account as reflected in any recordkeeping account maintained by the Company for purposes of paying benefits under this Plan. For purposes of this Plan, a termination “for cause” shall mean:

(a)	The Participant’s breach of any fiduciary duty to an Employer;

(b)	The Participant’s knowing failure or refusal to comply with laws or regulations applicable to an Employer and its business;

(c)	The Participant’s commission of any criminal or fraudulent acts against an Employer as an Employee; or

(d)
The Participant’s gross or willful misconduct as an Employee resulting in loss to an Employer or any other Affiliate of the Company, or damage to the reputation of an Employer or any other Affiliate of the Company.

Article 5. Accounts; Credited Earnings

5.1 Accounts
The Committee shall maintain, or cause to be maintained, a bookkeeping Account for each Participant for the purpose of accounting for the Participant’s beneficial interest under the Plan, which interest is attributable to Restoration Contributions and any Credited Earnings credited to such Participant under the Plan, as adjusted to reflect charges against such Account. In addition to the foregoing bookkeeping Accounts, the Committee shall maintain, or cause to be maintained, such other accounts, subaccounts, records or books as it deems necessary to properly provide for the maintenance of Accounts under the Plan, and to carry out the intent and purposes of the Plan. The Participant’s Account and any other subaccounts maintained in the name of a Participant shall comprise the Participant’s Account under the Plan.

5.2 Crediting Restoration Contributions
Each time a Restoration Contribution is determined with respect to a Participant as provided in Plan section 4.1, such Restoration Contribution shall be credited to the Participant’s Account as of the date of such determination, and such Restoration Contribution shall also be credited to any applicable subaccount maintained to account for the nature and type of such Restoration Contribution. Each Employer determining any such Restoration Contribution may also deposit such Restoration Contribution in the Fund Account on any date it may decide after such Restoration Contribution has been determined under the Plan.
5.3 Credited Earnings
A Participant shall be entitled to Credited Earnings on the balance to the credit of his Account in accordance with the provisions of this Plan section 5.3. To the extent a Participant’s Restoration Contributions (including prior Credited Earnings credited with respect to such Account) are on deposit in the Fund Account, the provisions of subsection (a) below describe the crediting of Credited Earnings. To the extent a Participant’s Restoration Contributions (including prior Credited Earnings credited with respect to such Account) are not deposited in the Fund Account, the provisions of subsection (b) below describe the crediting of Credited Earnings

(a)
Fund Account Credited Earnings. At any time when a Participant has any Restoration Contribution amount credited to his Account and also on deposit in the Fund Account, such Participant shall be entitled to have credited to his Account any share of the Credited Earnings which are allocable to him based on the total of all his Restoration Contributions credited to his Account that are on deposit in the Fund Account (including any prior Credited Earnings so credited to him that are also on deposit in the Fund Account with respect to his Account). The Fund Account, including all of the Investment Funds comprising the Fund Account, shall periodically be valued as of such valuation dates as the Committee shall determine as are to be applicable to the various Investment Funds in the Fund Account. Any such valuation date shall be no less frequent than annually, and shall normally be on a monthly basis unless the Committee determines another valuation date to be applicable. As of each relevant valuation date with respect to the Fund Account or any investment portion thereof, the Account of each Participant who has an Account balance credited to and also on deposit in the Fund Account shall have his Account adjusted to reflect Credited Earnings based on his pro rata share of the investment results of the Fund Account and the Investment Funds within the Fund Account in which he is credited with an investment interest. Each Participant with an Account balance credited to and on deposit in the Fund Account shall have his Fund Account funds invested in and among the Investment Funds comprising the Fund Account. The investment, allocation and transfer of each such Participant’s funds among such Investment Funds is to be determined under an investment method as determined by the Committee, which method may include the self-direction of investments among Investment Funds by the Participant. Each Participant is entitled to receive his Credited Earnings with respect to each Investment Fund in which he has an investment interest based on his Account’s pro rata interest in the Investment Fund as of the periodic valuation and adjustment dates provided for in this Plan.

(b)
Assumed Credited Earnings. At any time when a Participant has any Restoration Contribution amount credited to his Account and such amount is not on deposit in the Fund Account, such Participant shall be entitled to have credited to his Account Credited Earnings based on the assumed investment results of such Restoration Contributions (including prior Credited Earnings credited with respect to such Account) as if such amounts had been invested in Investment Funds maintained under the Profit Sharing Plan during the period for measuring Credited Earnings for crediting under this Plan. The crediting of such Credited Earnings shall be at the times and valuation dates as are used for crediting Investment Fund results under the Profit Sharing Plan, and shall be by the method used in the Investment Fund. Additionally, the investment, allocation and transfer of each such Participant’s funds based on the assumed investments in the Investment Funds under the Profit Sharing Plan shall be by such procedures and methods as determined by the Committee. In this regard, the Committee may provide for Participant assumed self-direction of investments among the Investment Funds under the Profit Sharing Plan based on the Participant’s investment directions under such Plan, or may allow for specific separate assumed self-directions under this Plan.

(c)
Committee Determinations. The Committee shall make all determinations with respect to the applicable Credited Earnings and with respect to the crediting of such Credited Earnings to Accounts and such determinations shall be final and binding on each Participant and his Beneficiary and any other interested parties.

5.4 Adjustment of Accounts
Restoration Contributions shall be credited to the Accounts of Participants as provided in Plan section 5.2. Credited Earnings (if any) on the balances in the Accounts of each Participant shall be credited to such Accounts as provided in Plan section 5.3. Charges to a Participant’s Account to reflect any lump sum distribution payments with respect to such Participant under the Plan shall be as of the date of any such payment. The Participant’s Accounts under the Plan shall also be adjusted and charged for any administrative expenses or applicable taxes as are applicable to Accounts and the Fund Account, to the extent such expenses and taxes are not separately paid for by the Employers.

5.5 Account Balances
As of any relevant date, a Participant’s balance credited to his Account shall be the value of the balance standing to the credit of his Account upon the completion of the valuation

(a)	As of the last preceding or coincident relevant valuation as regards any portion of his Account which is not invested in the Fund Account, and

(b)
As of the close of the last preceding or coincident applicable valuation date with respect to any portion of his Account which is invested in a Fund Account fund, adjusted to reflect any credits or charges made to such Account since such date or dates, including, without limitation, those adjustments to reflect Restoration Contributions to and payments from such Account.

For purposes of making distributions or other payments with respect to a Participant under the Plan, the Participant’s balance credited to his Account as of any relevant date shall also include any Restoration Contributions to be credited under the Plan on his behalf which have not been credited to his Account as of such date. Where applicable, a Participant’s Account balance shall include both the amount credited to his Account with respect to Restoration Contributions which were not deposited in the Fund Account, and the amount credited to his Account with respect to Restoration Contributions which were deposited in the Fund Account (which amounts also reflect the Credited Earnings adjustments which are applicable with respect to such portions of his Account).
5.6 Account Statements
The Committee shall provide each Participant with a statement of the status of his Account under the Plan. The Committee shall provide such statement annually or at such other times as the Committee may determine from time to time, and such statement shall be in the format as prescribed by the Committee.
Article 6. Administration

6.1 Powers and Duties of Committee
This Plan shall be administered by the Committee (which Committee shall also administer the Profit Sharing Plan). The Committee shall administer this Plan in a manner consistent with the administration of the Profit Sharing Plan, except that this Plan shall be administered based on its terms and as an unfunded plan which is not intended to meet the qualification requirements of Code section 401. The Committee shall have the same rights and authority granted to it under the Profit Sharing Plan, which shall include the full power, discretion and authority to interpret, construe and administer this Plan. The Committee shall establish and maintain such accounts or records as the Committee may from time to time consider necessary. The processing of claims for benefits, and the appeal and review of such claims, shall be administered in accordance with claims and review procedures like those applied under the Profit Sharing Plan, and in accordance with the requirements of ERISA section 503. The Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including the following:

(a)	To establish rules, policies, and procedures for administration of the Plan;

(b)	To construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount, manner, and time of payment of any benefits hereunder;

(c)	To make a determination as to the right of any person to a benefit and the amount thereof;

(d)	To obtain from the Company such information as shall be necessary for the proper administration of the Plan;

(e)	To prepare and distribute information explaining the Plan;

(f)	To keep all records necessary for the operation and administration of the Plan;

(g)	To prepare and file any reports, descriptions, or forms required by the Code or ERISA; and

(h)	To designate or employ agents and counsel (who may also be persons employed by the Company) and direct them to exercise the powers of the Committee.

6.2 Finality of Determination
The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon each Participant, each Beneficiary, and all other persons.
6.3 Expenses
The expenses of administering this Plan shall be borne by the Employers in the proportions determined by the Committee.
6.4 Indemnification

(a)	The Company (including any successor employer, as applicable) shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of subsection (b).

(1)	The Committee; and

(2)
Each Employee, former Employee, current and former members of the Committee, or current or former members of the Board of Directors who have, or had, responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non-fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non-fiduciary administrative task relating to the Plan.

(b)
The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs, incurred by that person on account of his good faith actions or failures to act with respect to his responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)
An Indemnified Person shall be indemnified under this Plan section 6.4 only if he notifies an Appropriate Person (defined below) at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)	An “Appropriate Person” is one or more of the following individuals at the Company:

(i)	The Chief Executive Officer,

(ii)	The Chief Financial Officer,

(iii)	Its General Counsel,

(iv)	Treasurer, or

(v)	Group Executive Vice President, HR.

(B)
The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Plan section 6.4 to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)
An Indemnified Person shall be indemnified under this Plan section 6.4 with respect to attorneys’ fees, court costs, or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit and agrees not to take any action in the lawsuit that the Company believes would be prejudicial to the Company’s interests.

(3)
No Indemnified Person, including an Indemnified Person who is a former Employee, shall be indemnified under this Plan section 6.4 unless he makes himself reasonably available to assist the Company with respect to the matters in issue and agrees to provide whatever documents, testimony, information, materials, or other forms of assistance that the Company shall reasonably request.

(4)
No Indemnified Person shall be indemnified under this Plan section 6.4 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(5)
Payments of any indemnity under this Plan section 6.4 shall only be made from assets of the Company. The provisions of this Plan section 6.4 shall not preclude or limit such further indemnities or reimbursement under this Plan as allowable under applicable law, as may be available under insurance purchased by the Company, or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Plan section 6.4 that is otherwise indemnified by the Company, by an insurance contract purchased by the Company, or by this Plan.

6.5 Insurance
The Committee may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any Committee member (or the act of omission of its designee). To the extent permitted by law, the Committee may purchase insurance covering any member (or its designee) for any personal liability of such Committee member (or its designee) with respect to any administrative responsibilities under this Plan. Any Committee member (or its designee) may also purchase insurance for his own account covering any personal liability under this Plan.
6.6 Claims Procedure
All decisions made under the procedure set out in this Plan section 6.6 shall be final, and there shall be no further right of appeal. No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 6.6, including the appeal permitted pursuant to subsection 6.6(b).

(a)
The right of a Participant or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) to a benefit shall be determined by the Committee, provided, however, that the Committee may delegate its responsibility to any person.

(1)
The Claimant (or an authorized representative of a Claimant) may file a claim for benefits by written notice to the Committee. The Committee shall establish procedures for determining whether a person is authorized to represent a Claimant.

(2)
Any claim for benefits under the Plan, pursuant to this Plan section 6.6, shall be filed with the Committee no later than three months after the date of the Participant’s termination of employment. The Committee in its sole discretion shall determine whether this limitation period has been exceeded.

(3)	Notwithstanding anything to the contrary in this Plan, the following shall not be a claim for purposes of this Plan section 6.6:

(A)
A request for determination of eligibility, participation, or benefit calculation under the Plan without an accompanying claim for benefits under the Plan. The determination of eligibility, participation, or benefit calculation under the Plan may be necessary to resolve a claim, in which case such determination shall be made in accordance with the claims procedures set forth in this Plan section 6.6.

(B)	Any casual inquiry relating to the Plan, including an inquiry about benefits or the circumstances under which benefits might be paid under the Plan.

(C)	A claim that is defective or otherwise fails to follow the procedures of the Plan (e.g., a claim that is addressed to a party other than the Committee or an oral claim).

(D)	An application or request for benefits under the Plan.

(b)
If a claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial:

(1)	Shall be written in a manner calculated to be understood by the Claimant; and

(2)	Shall contain:

(A)	The specific reasons for denial of the claim;

(B)	Specific reference to the Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(D)
An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(c)
Within 60 days of the receipt by the Claimant of the written denial of his or her claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in subsection (b)), the Claimant (or an authorized representative of a Claimant) may file a written request with the Committee that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record or information that is subject to any attorney-client or work-product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
The Committee shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim:

(1)	Shall be written in a manner calculated to be understood by the Claimant;

(2)	Shall include specific reasons for the decision;

(3)	Shall contain specific references to the Plan provisions on which the decision is based;

(4)
Shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor Regulations section 2560; and

(5)	Shall contain a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(e)
The Plan provides that no lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 6.6, including the appeal permitted pursuant to subsection (c). In addition, no legal action may be commenced later than 365 days subsequent to the date of the written response of the Committee to a Claimant’s request for review pursuant to subsection (d).

Article 7. Funding of the Plan

7.1 Funding
All amounts paid under this Plan shall be paid from the general assets of the participating Employers. Benefits shall be reflected on the accounting records of the Employers, but neither this Plan nor the maintenance of such accounting records shall be construed to create, or require the creation of, a trust, custodial account, or escrow account with respect to any Participant. No Participant shall have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds that the Employers may purchase, establish, or accumulate to aid in providing the unfunded benefit payments described in the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust or fiduciary relationship of any kind between an Employer or the Committee and a Participant or any other person. Participants shall not acquire any interest under the Plan greater than that of an unsecured general creditor of an Employer. The Trust Fund of the Profit Sharing Plan shall not be liable for any benefits accrued under this Plan.
7.2 Fund Account
In accordance with and consistent with Plan section 7.1, the Employers may from time to time establish a grantor trust arrangement to create a fund of assets to be available to pay benefits when they become due under this Plan. Any such arrangement shall be known as a “Fund Account” for purposes of this Plan, and any funds deposited in such Fund Account shall be invested in such “Investment Funds” as may be determined with respect to such Fund Account. Such Investment Funds may include Investment Funds like those that are maintained under the Profit Sharing Plan. A purpose for establishing any such Fund Account is to provide for the depositing of any Restoration Contributions that may be credited with respect to Participants under the Plan, and to allow Participant to receive Credited Earnings adjustments on their Account balances based on the investment results of the investments of the Fund Account. The creation of the Fund Account shall not create any greater rights with respect to Participants than as provided in such Plan section 7.1 and the Fund Account arrangement. Also, the creation of such Fund Account shall in no way be applied or be construed so that this Plan is anything other than an unfunded plan as described in Plan section 1.2.
Article 8. Amendment and Termination

8.1 Amendment and Termination Generally
The Plan may be amended or terminated by the Company, acting through its Board of Directors (or the designee of the Board of Directors) at any time. Notwithstanding the preceding sentence, benefits may be distributed to Participants on account of the termination only if:

(a)	The termination does not occur proximate to a downturn in the financial health of the Company;

(b)
All nonqualified defined contribution, non-elective, account-based retirement plans maintained by the Company and all Affiliates that would be aggregated with the Plan under Code section 409A are terminated when the Plan is terminated;

(c)
No payments are made within 12 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan, other than payments made pursuant to the Plan’s otherwise applicable distribution provisions;

(d)	All benefits are distributed within 24 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan; and

(e)
Neither the Company nor any Affiliate establishes a new nonqualified, non-elective, account-based plan that would be aggregated with the Plan under Code section 409A at any time within three years after the date when the Company takes all steps necessary to terminate and liquidate the Plan.

8.2 Amendment and Termination Following a Change of Control
Notwithstanding the Company’s general right to amend or terminate the Plan at any time, the Company, including any successor entity to the Company, may not amend or terminate this Plan in any manner following a Change of Control that would adversely affect the rights of a Participant to benefits under this Plan.
Article 9. Adoption Procedure

9.1 Adoption Procedure
With the consent of the Company, any other organization which satisfies the definition of Employer under the Profit Sharing Plan and this Plan and which is eligible by the law to do so may adopt this Plan for the benefit of its Employees who are designated as Eligible Employees under this Plan, on the express condition that the Company assumes no liability as a result of any such adoption of this Plan by any other organization. Such other organization may adopt this Plan by-

(a)	Executing an adoption instrument adopting the Plan, and agreeing to be bound as a participating Employer by all the terms, provisions, conditions, and limitations of the Plan; and

(b)	Compiling and submitting all information required by the Company with reference to persons in its employment eligible for membership in the Plan.
The adoption instrument shall specify the effective date of such adoption of the Plan and shall become, as to such organization and persons in its employment, a part of this Plan. Any such adoption instrument may be in any form as recognized by the Company, including resolutions as may be adopted by the governing body of such adopting Employer. The participating Employers under the Plan shall be listed in Appendix A attached to the end of the Plan document.
9.2 Withdrawal of Participating Employer
Any participating Employer may withdraw from the Plan by giving 30 days’ prior written notice to the Company of its intention to withdraw from the Plan, unless a shorter notice shall be agreed to by the Company in its sole and absolute discretion.
Article 10. Miscellaneous

10.1 Beneficiary Designations
A Participant may designate a Beneficiary who upon his death is to receive the benefits that otherwise would have been paid to him in a lump sum at his Separation from Service under the Plan. Such designation must be made and delivered to the Committee during the Participant’s lifetime, and must be made in writing on a form prescribed for that purpose by the Committee. Absent a specific Beneficiary designation with respect to this Plan, the Participant’s Beneficiary shall be his Beneficiary as designated and determined with respect to and pursuant to the terms of the Profit Sharing Plan.
10.2 Nonalienation
No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. Notwithstanding the foregoing provisions of this Plan section 10.2,

(a)
No benefit amount payable under the Plan shall be payable until and unless any and all amounts representing debts or other obligations owed to the Company or other Employer by the Participant with respect to whom such amount would otherwise be payable shall have been fully paid, and

(b)	The Committee shall establish procedures to determine whether a Participant’s Plan benefit is subject to a legally enforceable domestic relations order.

10.3 Effect on Other Benefit Plans
Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of the Profit Sharing Plan or any other retirement plans maintained by an Employer. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.
10.4 Employer-Employee Relationship
The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Employee or any person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any Employee or otherwise act with relation to the Employee. An Employer may take any action (including discharge) with respect to any Employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant under this Plan.
10.5 Incompetence
Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent, and that a guardian, conservator, or other person legally vested with the care of such person’s person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for such person’s affairs because of incompetency, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid as provided in the Profit Sharing Plan. Any such payment so made shall be a complete discharge of the Plan’s liability to such person.

10.6 Binding on Employer, Participants and Their Successors
This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants, their heirs, executors, administrators and legal representatives. The provisions of this Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer of the particular Participant. In the event any Participant becomes entitled to a benefit under this Plan based on service with more than one Employer, the benefit obligations under this Plan shall be apportioned among such Employers as determined by the Committee.
10.7 Tax Liability
An Employer may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Employer may reasonably estimate to be necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.
10.8 Section 409A
Notwithstanding any provision of this Plan to the contrary, the Committee shall administer this Plan in a manner designed to comply with Code section 409A and the Committee shall disregard any Plan provision if the Committee determines that application of such Plan provision would subject the Participant to an additional excise tax under Code section 409A(a)(1)(B).
10.9 Severability
In the event any provision of this Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in this Plan.
10.10 Governing Law
This Plan shall be governed and construed in accordance with the laws of the State of Texas.

In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on December 31, 2008, but effective as of January 1, 2009.
Cullen/Frost Bankers, Inc.

By:	/s/ Richard W. Evans, Jr.

Its:	Chairman
Attest:

By:	/s/ Emily Skillman

Its:	Group Executive Vice President (Corporate Seal)

Appendix A. Participating Employers Under the Plan
The following employers are participating Employers under the Cullen/Frost Restoration Profit Sharing Plan as of January 1, 2009, unless a later participation date is designated:
Cullen/Frost Bankers, Inc.
Frost National Bank